Exhibit 99.1

JOINT FILING AGREEMENT

AGREEMENT dated as of March 7, 2025, by and among Fifth Era Acquisition Sponsor I LLC, Fifth Era Management Sponsor I LLC, Matthew Le Merle, Alison Davis and Mitchell Mechigian (together, the “Parties”).

Each Party hereto represents to the other Party that it is eligible to use Schedule 13D to report its beneficial ownership of Class A ordinary shares, $0.0001 par value, of Fifth Era Acquisition Corp I, as of March 4, 2025, relating to such beneficial ownership, being filed on behalf of each of them.

Each of the Parties agrees to be responsible for the timely filing of the Schedule 13D and any and all amendments thereto and for the completeness and accuracy of the information concerning itself contained in the Schedule 13D, and the other Party to the extent it knows or has reason to believe that any information about the other Party is inaccurate.

Date: March 7, 2025	Fifth Era Acquisition Sponsor I LLC

By: Fifth Era Management Sponsor I LLC

	By:	/s/ Mitchell Mechigian
		Name:	Mitchell Mechigian
		Title:	Managing Member

Date: March 7, 2025	Fifth Era Management Sponsor I LLC

	By:	/s/ Mitchell Mechigian
		Name:	Mitchell Mechigian
		Title:	Managing Member

Date: March 7, 2025

	By:	/s/ Matthew C. Le Merle
Matthew C. Le Merle

Date: March 7, 2025

	By:	/s/ Alison Davis
Alison Davis

Date: March 7, 2025		/s/ Mitchell Mechigian
Mitchell Mechigian